www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS RECORD SECOND QUARTER 2021 FINANCIAL RESULTS; RAISES 2021 FINANCIAL OUTLOOK
●	Net Sales Increased 13.4%; Comparable Store Sales Increased 10.5% on Top of 30.5% Growth Last Year with a Two-Year Stack of 41.0%
●	Neighbor’s Club Reaches Over 21 Million Members and Customer Retention at an All-Time High
●	Diluted Earnings per Share ("EPS") Increased 10.0% to $3.19
●	Company Raises Fiscal 2021 Diluted EPS Range to $7.70 to $8.00, Compared to Previous Range of $7.05 to $7.40

Brentwood, Tenn., July 19, 2021 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, today reported financial results for its second quarter ended June 26, 2021.

“For both the second quarter and first half of the year, the Tractor Supply team delivered exceptionally strong performance as we successfully managed through challenging comparisons from the prior year,” said Hal Lawton, Tractor Supply’s President and Chief Executive Officer. “Thank you to the more than 45,000 Tractor Supply Team Members who have done an amazing job of navigating through the pandemic. I am extremely proud of their relentless dedication to each other and our customers.”

Lawton continued, “As the country reopens, the Out Here lifestyle remains incredibly relevant as we continue to grow our active customer count and retain last year’s new and reengaged customers. We are increasing our earnings guidance given our strong results and the outlook for our customer trends and ongoing market share gains. The team is executing at a high level and advancing our Life Out Here Strategy while navigating the cost pressures we are experiencing. With a resilient business model, ongoing market share growth and strategic investments to transform the Company, we are excited about the significant opportunities ahead of us and remain committed to disciplined financial returns and sustained profitable growth.”

Second Quarter 2021 Results

Net sales for the second quarter 2021 increased 13.4% to $3.60 billion from $3.18 billion in the second quarter of 2020. Comparable store sales for the second quarter 2021 increased 10.5% driven by comparable transaction count and comparable average ticket growth of 4.5% and 6.0%, respectively. The increase in comparable store sales was driven by robust growth in everyday merchandise, including consumable, usable and edible (“C.U.E.”) products, and solid demand for spring and summer seasonal categories. All geographic regions and major merchandising categories of the Company reported comparable store sales growth. In addition, the Company experienced a record sales quarter in its e-commerce business.

Gross profit increased 11.3% to $1.29 billion from $1.16 billion in the second quarter of 2020, and gross margin decreased 67 basis points to 35.8% from 36.4% in the prior year's second quarter. The decrease in gross margin as a percent of net sales was primarily driven by higher transportation costs, the initial impact from the relaunch of the Company’s Neighbor’s Club loyalty program and product mix shift towards C.U.E. Partially offsetting the decrease was the Company’s price management program.

Selling, general and administrative (SG&A) expenses, including depreciation and amortization, increased 13.1% to $801.6 million from $709.1 million in the second quarter of 2020. As a percent of net sales, SG&A expenses were 22.3%, a 6 basis point improvement over the prior year's second quarter. The improvement in SG&A as a percent of net sales was primarily attributable to lower COVID-19 pandemic response costs and decreased incentive compensation as well as leverage in occupancy and other fixed costs from the increase in comparable store sales.

The leverage from these SG&A expenses was partially offset by higher wage rates, additional store labor hours and investments in the Company’s strategic initiatives.

Operating income for the second quarter of 2021 increased 8.5% to $485.9 million compared to $447.7 million in the second quarter of 2020.

The effective income tax rate was 22.8% compared to 22.9% in the prior year's second quarter.

Net income increased 9.3% to $370.0 million from $338.7 million in the second quarter of 2020, and diluted earnings per share increased 10.0% to $3.19 from $2.90 in the prior year's second quarter.

The Company repurchased approximately 1.1 million shares of its common stock for $203.3 million and paid quarterly cash dividends totaling $59.9 million, returning $263.2 million of capital to shareholders in the second quarter of 2021.

During the second quarter of 2021, the Company opened 11 new Tractor Supply stores and one new Petsense store and closed four Petsense stores.

First Six Months of Fiscal 2021 Results

Net sales for the first six months of 2021 increased 24.5% to $6.39 billion from $5.14 billion in the first six months of 2020. Comparable store sales increased 21.2% as compared to an increase of 19.0% in the first six months of 2020.

Gross profit increased 24.9% to $2.27 billion from $1.82 billion in the first six months of 2020, and gross margin increased to 35.5% from 35.4% in the first six months of 2020.

SG&A expenses, including depreciation and amortization, increased 23.6% to $1.55 billion from $1.26 billion in the first six months of 2020. As a percent of net sales, SG&A expenses decreased to 24.3% from 24.5% in the first six months of 2020.

The effective income tax rate was 21.5% in the first six months of 2021 compared to 22.7% in the first six months of 2020.

Net income increased 30.5% to $551.4 million from $422.5 million in the first six months of 2020, and diluted earnings per share increased 31.0% to $4.73 from $3.61 in the first six months of 2020.

Year-to-date through the second quarter, the Company has repurchased approximately 2.7 million shares of its common stock for $456.7 million and paid quarterly cash dividends totaling $120.5 million, returning $577.2 million of capital to shareholders.

During the first six months of 2021, the Company opened 32 new Tractor Supply stores and three new Petsense stores and closed 11 Petsense stores.

Fiscal 2021 Outlook

The Company is updating its fiscal 2021 financial guidance to reflect its strong performance in the first half of 2021 and based on what it can reasonably predict at this time. Given the nature of the COVID-19 pandemic on the macro economy and the consumer, the Company continues to plan for fiscal 2021 based on a range of potential outcomes.

For fiscal 2021, the Company now expects the following:

	Updated	Previous
Net Sales	$12.1 billion - $12.3 billion	$11.4 billion - $11.7 billion
Comparable Store Sales	+11% - +13%	+5% - +8%
Operating Margin Rate	9.7% - 9.9%	9.4% - 9.7%
Net Income	$895 million - $930 million	$820 million - $860 million
Earnings per Diluted Share	$7.70 - $8.00	$7.05 - $7.40

The Company’s diluted EPS guidance assumes an estimated effective income tax rate of 22.1% to 22.4%.

Capital expenditures are now expected to be in the range of $500 million to $600 million, an increase from the Company’s prior forecast of $450 million to $550 million. The increase in the capital expenditures principally reflects construction cost increases and incremental investments in technology. Anticipated capital expenditures include new store growth of approximately 80 new Tractor Supply and 10 new Petsense store openings.

Share repurchases for fiscal 2021 are expected to be approximately $700 million to $800 million.

The Company continues to have a strong liquidity position with current cash and cash equivalents of approximately $1.41 billion and no amounts drawn on its $500 million revolving credit facility as of June 26, 2021.

The Company’s outlook for fiscal 2021 does not contemplate the impact of the pending acquisition of Orscheln Farm and Home previously announced on February 17, 2021. The acquisition is conditioned on the receipt of regulatory clearance and satisfactory completion of customary closing conditions.

Conference Call Information

Tractor Supply Company will hold a conference call today, Monday, July 19, 2021 at 8:00 a.m. CT / 9:00 a.m. ET, hosted by Hal Lawton, President and Chief Executive Officer, and Kurt Barton, Chief Financial Officer. The call will be webcast live at IR.TractorSupply.com. An Investor Presentation will be available on the investor relations section of the Company’s website at least 15 minutes prior to the conference call.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the webcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company

Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, has been passionate about serving its unique niche, targeting the needs of recreational farmers, ranchers and all those who enjoy living the rural lifestyle, for more than 80 years. Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service for the Out Here lifestyle. With more than 45,000 Team Members, the Company’s physical store assets, combined with its digital capabilities, offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday low prices they deserve. At June 26, 2021, the Company operated 1,955 Tractor Supply stores in 49 states, a customer mobile app and an e-commerce website at www.TractorSupply.com.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At June 26, 2021, the Company operated 174 Petsense stores in 23 states. For more information on Petsense, visit www.Petsense.com.

Forward-Looking Statements

As with any business, all phases of the Company’s operations are subject to influences outside its control. This press release contains certain forward-looking statements, including statements regarding sales and earnings growth, long-term financial growth rate targets, tax rates, share repurchases, estimated results of operations, including, but not limited to, sales, comparable store sales, operating margins, net income, earnings per share, and capital expenditures. Factors affecting future results include the timing of normalized macroeconomic conditions from the impacts of the COVID-19 pandemic, the Company’s ability to predict the timing of normalized macroeconomic conditions, the timing and amount of share repurchases, marketing, merchandising and strategic initiatives and new store and distribution center openings and expenses in future periods, including incremental costs associated with COVID-19. All forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, national, regional and local economic conditions affecting consumer spending, including the effects of COVID-19, the effects that “shelter in place” or other similar mandated or suggested social distancing protocols could have on the business, the costs of doing business as a retailer during the COVID-19 pandemic, the effectiveness of the Company’s responses to COVID-19 and customer response with respect to those actions, the effects of COVID-19 on our suppliers, business partners and supply chain, the timing and acceptance of new products, the timing and mix of goods sold, weather conditions, the seasonal nature of the business, transportation costs, including but not limited to, carrier rates and fuel costs, purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, the possibility that the acquisition of Orscheln Farm and Home (the “Transaction”) will not close or that the closing may be delayed, the possibility that we may be unable to obtain regulatory clearance for the Transaction, the potential for litigation or governmental investigations relating to the Transaction, the occurrence of events, changes or circumstances that could give rise to the termination of the definitive agreement for the Transaction, the risk that we may be unable to successfully integrate any acquired business or that we may not realize the benefits expected from an acquisition, including the Transaction, potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement of an acquisition, including the Transaction, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses, particularly in light of COVID-19, including but not limited to, increases in wages, and execute key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner, timing and number currently contemplated, the impact of new stores on the business, competition, including competition from online retailers, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of employee or customer data, ongoing and potential future legal or regulatory proceedings, management of the Company’s information systems, failure to develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes, including expected effects of the Tax Cuts and Jobs Act, and results of examination by taxing authorities, the imposition of tariffs on imported products or the disallowance of tax deductions on imported products, the ability to maintain an effective system of internal control over financial reporting, and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Second Quarter Ended				Six Months Ended
	June 26, 2021		June 27, 2020		June 26, 2021		June 27, 2020
		% of		% of		% of		% of
		Net		Net		Net		Net
		Sales		Sales		Sales		Sales
Net sales	$3,601,559	100.00%	$3,176,327	100.00%	$6,393,895	100.00%	$5,135,515	100.00%
Cost of merchandise sold	2,314,074	64.25	2,019,514	63.58	4,122,630	64.48	3,317,453	64.60
Gross profit	1,287,485	35.75	1,156,813	36.42	2,271,265	35.52	1,818,062	35.40

Selling, general and administrative expenses	736,749	20.46	656,520	20.67	1,429,939	22.36	1,153,795	22.47
Depreciation and amortization	64,853	1.80	52,547	1.65	124,907	1.95	103,983	2.02

Operating income	485,883	13.49	447,746	14.10	716,419	11.21	560,284	10.91
Interest expense, net	6,701	0.19	8,438	0.27	13,922	0.22	13,487	0.26

Income before income taxes	479,182	13.30	439,308	13.83	702,497	10.99	546,797	10.65
Income tax expense	109,160	3.03	100,630	3.17	151,121	2.37	124,342	2.42
Net income	$370,022	10.27%	$338,678	10.66%	$551,376	8.62%	$422,455	8.23%

Net income per share:
Basic	$3.21		$2.92		$4.77		$3.63
Diluted	$3.19		$2.90		$4.73		$3.61

Weighted average shares outstanding:
Basic	115,133		115,912		115,643		116,325
Diluted	116,091		116,812		116,659		117,122

Dividends declared per common share outstanding	$0.52		$0.35		$1.04		$0.70

Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	Second Quarter Ended		Six Months Ended
	June 26, 2021	June 27, 2020	June 26, 2021	June 27, 2020
Net income	$370,022	$338,678	$551,376	$422,455

Other comprehensive income/(loss):
Change in fair value of interest rate swaps, net of taxes	320	(1,284)	2,445	(6,534)
Total other comprehensive income/(loss)	320	(1,284)	2,445	(6,534)
Total comprehensive income	$370,342	$337,394	$553,821	$415,921

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 26, 2021	June 27, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,412,001	$1,206,366
Inventories	1,992,824	1,688,508
Prepaid expenses and other current assets	162,318	135,238
Total current assets	3,567,143	3,030,112

Property and equipment, net	1,333,852	1,148,225
Operating lease right-of-use assets	2,675,030	2,268,623
Goodwill and other intangible assets	55,520	124,492
Deferred income taxes	18,772	12,866
Other assets	37,571	26,757
Total assets	$7,687,888	$6,611,075

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,221,911	$1,003,697
Accrued employee compensation	84,810	77,419
Other accrued expenses	381,836	270,463
Current portion of long-term debt	—	380,000
Current portion of finance lease liabilities	4,771	4,319
Current portion of operating lease liabilities	306,125	287,326
Income taxes payable	84,078	133,830
Total current liabilities	2,083,531	2,157,054

Long-term debt	985,353	536,051
Finance lease liabilities, less current portion	30,672	32,093
Operating lease liabilities, less current portion	2,488,088	2,087,934
Other long-term liabilities	120,131	102,213
Total liabilities	5,707,775	4,915,345

Stockholders’ equity:
Common stock	1,410	1,396
Additional paid-in capital	1,175,123	1,024,089
Treasury stock	(3,813,667)	(3,277,215)
Accumulated other comprehensive loss	(798)	(6,335)
Retained earnings	4,618,045	3,953,795
Total stockholders’ equity	1,980,113	1,695,730
Total liabilities and stockholders’ equity	$7,687,888	$6,611,075

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Six Months Ended
	June 26, 2021	June 27, 2020
Cash flows from operating activities:
Net income	$551,376	$422,455
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	124,907	103,983
Loss/(gain) on disposition of property and equipment	3,752	(342)
Share-based compensation expense	23,194	14,449
Deferred income taxes	12,814	(13,019)
Change in assets and liabilities:
Inventories	(209,554)	(85,727)
Prepaid expenses and other current assets	(28,659)	(34,373)
Accounts payable	245,815	360,661
Accrued employee compensation	(34,891)	37,664
Other accrued expenses	59,247	24,908
Income taxes	64,140	127,846
Other	(3,234)	34,633
Net cash provided by operating activities	808,907	993,138
Cash flows from investing activities:
Capital expenditures	(216,029)	(86,624)
Proceeds from sale of property and equipment	316	646
Net cash used in investing activities	(215,713)	(85,978)
Cash flows from financing activities:
Borrowings under debt facilities	—	1,159,000
Repayments under debt facilities	—	(639,000)
Debt discounts and issuance costs	—	(1,237)
Principal payments under finance lease liabilities	(2,207)	(2,035)
Repurchase of shares to satisfy tax obligations	(13,588)	(7,391)
Repurchase of common stock	(456,714)	(263,219)
Net proceeds from issuance of common stock	70,026	50,340
Cash dividends paid to stockholders	(120,466)	(81,493)
Net cash (used in)/provided by financing activities	(522,949)	214,965
Net change in cash and cash equivalents	70,245	1,122,125
Cash and cash equivalents at beginning of period	1,341,756	84,241
Cash and cash equivalents at end of period	$1,412,001	$1,206,366

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$11,626	$10,587
Income taxes	74,457	6,825

Supplemental disclosures of non-cash activities:
Non-cash accruals for construction in progress	$10,418	$5,789
Increase of operating lease assets and liabilities from new or modified leases	404,100	219,105
Increase of finance lease assets and liabilities from new or modified leases	—	4,022

Selected Financial and Operating Information
(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 26, 2021	June 27, 2020	June 26, 2021	June 27, 2020
Sales Information:
Comparable store sales increase	10.5%	30.5%	21.2%	19.0%
New store sales (% of total sales)	2.8%	3.5%	2.9%	3.3%
Average transaction value	$59.07	$55.93	$56.27	$51.78
Comparable store average transaction value increase (a)	6.0%	15.8%	9.7%	11.7%
Comparable store average transaction count increase	4.5%	14.6%	11.5%	7.3%
Total selling square footage (000's)	32,653	31,463	32,653	31,463
Exclusive brands (% of total sales)	28.3%	27.9%	29.5%	29.3%
Imports (% of total sales)	11.8%	11.1%	11.9%	10.8%

Store Count Information:
Tractor Supply
Beginning of period	1,944	1,863	1,923	1,844
New stores opened	11	18	32	38
Stores closed	—	—	—	(1)
End of period	1,955	1,881	1,955	1,881
Petsense
Beginning of period	177	180	182	180
New stores opened	1	3	3	3
Stores closed	(4)	(3)	(11)	(3)
End of period	174	180	174	180
Consolidated end of period	2,129	2,061	2,129	2,061

Pre-opening costs (000’s)	$1,181	$2,241	$3,494	$4,548

Balance Sheet Information:
Average inventory per store (000’s) (b)	$865.7	$756.7	$865.7	$756.7
Inventory turns (annualized)	4.76	4.58	4.38	3.87
Share repurchase program:
Cost (000’s)	$203,305	$—	$456,714	$263,219
Average purchase price per share	$181.81	$—	$168.00	$92.28

Capital Expenditures (in millions):
Existing stores	$72.1	$9.1	$120.1	$16.0
Information technology	20.9	27.0	51.8	36.0
New and relocated stores and stores not yet opened	16.7	15.2	28.7	27.1
Distribution center capacity and improvements	3.5	5.7	11.8	6.0
Corporate and other	2.1	—	3.6	1.5
Total	$115.3	$57.0	$216.0	$86.6

(a) Comparable store average transaction value increase includes the impact of transaction value growth achieved on the current period growth in transaction count.
(b) Assumes average inventory cost, excluding inventory in transit.